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                                   EXHIBIT 21

                              List of Subsidiaries

Advanced Electronic Support Products Computertillbehor i Sweden Aktiebolag

ASP Computerzubehor GmbH

     .    Intelek spol. s.r.o

Communications Components Company, Inc.

Jotec/AESP AS

     .    Lanse AS

AESP-Ukraine *

* The Company sold this operation in January 2001 under a promissory note payable over the next five years. Until this promissory note is satisfied, the Company will defer recognition of the sale and retain title to the business assets.